                                                                   EXHIBIT 6.17

               [MML BAY STATE LIFE INSURANCE COMPANY LETTERHEAD]

                                FLEXIBLE PREMIUM
                         VARIABLE LIFE INSURANCE POLICY

--------------------------------------------------------------------------------

       Policy Number            7 855 030                             024

             Insured            JAYE E CONGLETON

Selected Face Amount            $ 500,000

--------------------------------------------------------------------------------

Dear Policy Owner:

READ YOUR POLICY CAREFULLY. It has been written in readable language to help you understand its terms. We have used examples to explain some of its provisions. These examples do not reflect the actual amounts or status of this policy. As you read through the policy, remember the words "we", "us" and "our" refer to MML Bay State Life Insurance Company.

         We will, subject to the terms of this policy, pay the death benefit to the Beneficiary when due proof of the Insured's death is received at our Principal Administrative Office. The terms of this policy are contained on this and the following pages.

         For service or information on this policy, contact the agent who sold the policy, any of our agency offices or our Principal Administrative Office.

         YOU HAVE A RIGHT TO RETURN THIS POLICY. If you decide not to keep this policy, return it within ten days after you receive it, or within 10 days after you receive the notice of right to withdraw, or within 45 days after the date of the Part 1 of the application for this policy, whichever is latest. It may be returned by delivering or mailing it to our Principal Administrative Office, to any of our agency offices or to the agent who sold the policy. Then, the policy will be as though it had never been issued. We will promptly refund any premium paid for it.

         Signed for MML Bay State Life Insurance Company.

         Sincerely yours,
                                  /s/ [ILLEGIBLE]            /s/ [ILLEGIBLE]
                                  President                 Secretary

This Policy provides that:        Insurance is payable when the Insured dies.
                                  Within specified limits, flexible premiums may be paid during the Insured's lifetime.
                                  No dividends will be paid.

THE AMOUNT OF DEATH BENEFIT AND THE DURATION OF INSURANCE COVERAGE MAY BE FIXED OR VARIABLE AS DESCRIBED IN PARTS 3 AND 5.
THE VARIABLE ACCOUNT VALUE OF THE POLICY MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE EXPERIENCE OF THE SEPARATE ACCOUNT. THERE ARE NO MINIMUM GUARANTEES AS TO THE VARIABLE ACCOUNT VALUE.
THE FIXED ACCOUNT VALUE OF THE POLICY EARNS INTEREST AT A RATE NOT LESS THAN THE MINIMUM DESCRIBED IN THE INTEREST ON FIXED ACCOUNT VALUE PROVISION.

         POLICY SUMMARY

         This Summary briefly describes some of the major policy provisions. Since it does not go into detail, the actual provisions will control. See those provisions for full information and any limits that may apply. The "Where To Find It" on the inside of the back cover shows where these provisions may be found.

         This is a variable life insurance policy. We will pay a death benefit if the Insured dies while the policy is in force. "In force" means that the insurance has not terminated. "Variable" means that all values which depend on the investment performance of the Separate Account shown on the Schedule Page are not guaranteed as to dollar amount.

         Premiums for this policy are flexible. After the first premium has been paid, there is no requirement that any specific amount of premium be paid on any date. Instead, within the limits stated in the policy, any amount may be paid on any date before the death of the Insured.

         Premiums are applied to increase the value of this policy. Monthly charges are deducted from the value of this policy each month. If there is not enough value to pay the monthly charges for a month, the policy will terminate at the end of 61 days. There is, however, a right to reinstate the policy.

         There are other rights available while the Insured is living. These include:

                 o        The right to assign this policy.
                 o        The right to change the Owner or any Beneficiary.
                 o        The right to surrender this policy.
                 o        The right to make withdrawals.
                 o        The right to make loans.
                 o        The right to increase the Selected Face Amount.
                 o The right to allocate net premiums among the Guaranteed Principal Account and the divisions of the Separate Account.
                 o The right to transfer values between the Guaranteed Principal Account and the divisions of the Separate Account.

         The policy also includes a number of Payment Options. These provide alternate ways to pay the death benefit or the amount payable upon surrender of the policy.

      FOR INFORMATION, CALL: 1-800-272-2216

      TO MAKE A COMPLAINT, CALL: 1-800-828-4902

================================================================================

      IMPORTANT INFORMATION ABOUT COVERAGE UNDER THE TEXAS LIFE, ACCIDENT,
           HEALTH AND HOSPITAL SERVICE INSURANCE GUARANTY ASSOCIATION

================================================================================

Texas law establishes a system, administered by the Texas Life, Accident, Health and Hospital Service Insurance Guaranty Association (the "Association"), to protect policyholders if their life or health insurance company fails to or cannot meet its contractual obligations. Only the policyholders of insurance companies which are members of the Association are eligible for this protection. However, even if a company is a member of the Association, protection is limited and policyholders must meet certain guidelines to qualify. (The law is found in the Texas Insurance Code, Article 21.28D.)

BECAUSE OF STATUTORY LIMITATIONS ON POLICYHOLDER PROTECTION, IT IS POSSIBLE THAT THE ASSOCIATION MAY NOT COVER YOUR POLICY OR MAY NOT COVER YOUR POLICY IN FULL.

ELIGIBILITY FOR PROTECTION BY THE ASSOCIATION

When an insurance company which is a member of the Association is designated as impaired by the Texas Commissioner of Insurance, the Association provides coverage to policyholders who are:

o residents of Texas at the time that their insurance company is impaired

o residents of other states, ONLY if the following conditions are met:

         1)      The policyholder has a policy with a company based in Texas;

         2) The company has never held a license in the policyholder's state of residence;

         3) The policyholder's state of residence has a similar guaranty association; and

         4) The policyholder is not eligible for coverage by the guaranty association of the policyholder's state of residence.

LIMITS OF PROTECTION BY THE ASSOCIATION

ACCIDENT, ACCIDENT AND HEALTH, OR HEALTH INSURANCE:

o up to a total of $200,000 for one or more policies for each individual covered.

LIFE INSURANCE

o net cash surrender value up to a total of $100,000 under one or more policies on any one life; or

o death benefits up to a total of $300,000 under one or more policies on any one life.

INDIVIDUAL ANNUITIES:

o net cash surrender amount up to a total of $100,000 under one or more policies owned by one contractholder.

GROUP ANNUITIES:

o net cash surrender amount up to $100,000 in allocated benefits under one or more policies owned by one contractholder; or

o net cash surrender amount up to $5,000,000 in unallocated benefits under one contractholder regardless of the number of contracts.

THE INSURANCE COMPANY AND ITS AGENTS ARE PROHIBITED BY LAW FROM USING THE EXISTENCE OF THE ASSOCIATION FOR THE PURPOSE OF SALES, SOLICITATION, OR INDUCEMENT TO PURCHASE ANY FORM OF INSURANCE.

WHEN YOU ARE SELECTING AN INSURANCE COMPANY, YOU SHOULD NOT RELY ON COVERAGE BY THE ASSOCIATION.


Texas Life, Accident, Health and Hospital          Texas Department of Insurance
 Service Insurance Guaranty Association            PO Box 149104
Suite 500                                          Austin TX 78714-9104
301 Congress                                       800-252-3439
Austin TX 78701
800-982-6382

                                IMPORTANT NOTICE

To obtain information or make a complaint:

You may call MML Bay State Life Insurance Company's toll-free telephone number for information or to make a complaint at

INFORMATION - 1-800-272-2216
COMPLAINT - 1-800-828-4902

You may also write to MML Bay State Life Insurance Company at:

1295 STATE STREET
SPRINGFIELD MA 01111-0001

You may contact the Texas Department of Insurance to obtain information on companies, coverages, rights, or complaints at:

1-800-252-3439

You may write the Texas Department of Insurance

P.O. BOX 149104
AUSTIN, TX 78714-9104
FAX# (512)475-1771

PREMIUM OR CLAIM DISPUTES:

Should you have a dispute concerning your premium or about a claim you should contact MML Bay State Life Insurance Company first. If the dispute is not resolved, you may contact the Texas Department of Insurance.

ATTACH THIS NOTICE TO YOUR POLICY:

This notice is for information only and does not become apart or condition of the attached policy.

                                AVISO IMPORTANTE

Para obtener informacion o para someter una queja:

Usted puede llamar al numero de telefono gratis de MML Bay State Life Insurance Company's para informacion o para someter una queja al

INFORMACION - 1-800-272-2216
QUEJA - 1-800-828-4902

Usted tambien puede escribir a MML Bay State Life Insurance Company:

1295 STATE STREET
SPRINGFIELD MA 01111-0001

Puede comunicarse con el Departamento de Seguros de Texas para obtener informacion acerca de companias, coberturas, derechos o quejas al:

1-800-252-3439

Puede escribir al Departamento de Seguros de Texas

P.O. BOX 149104
AUSTIN, TX 78714-9104
FAX# (512)475-1771

DISPUTAS SOBRE PRIMAS 0 RECLAMOS:

Si tiene una disputa concerniente a su prima o a un reclamo debe comunicarse con el MML Bay State Life Insurance Company primero. Si no se resuelve la disputa, puede entonces comunicarse con el departamento (TDI).

UNA ESTE AVISO A SU POLIZA:

Este aviso es solo para proposito de informacion y no se convierte en parte o condicion del documento adjunto.

                                   SM                            JUL 13 1995

                               THE SCHEDULE PAGE


THIS PAGE SHOWS SPECIFIC INFORMATION ABOUT THIS POLICY AND IS REFERRED TO THROUGHOUT THE POLICY



       POLICY NUMBER      FL07 855 030

             INSURED      JAYE E CONGLETON

SELECTED FACE AMOUNT      $500,000


ISSUE DATE       JUN 26 1995
POLICY DATE      JUN 26 1995
INSURED'S AGE ON POLICY DATE     51 FEMALE

-------------------------------------------------------------------------------

BASIC POLICY INFORMATION

                                 SELECTED       MINIMUM
PLAN                             FACE AMOUNT    FACE AMOUNT
----                             -----------    -----------
FLEXIBLE PREMIUM VARIABLE        $500,000       SEE MINIMUM FACE
LIFE                                            AMOUNT PROVISION

-------------------------------------------------------------------------------

PREMIUM INFORMATION      AS OF JUN 26 1995

FIRST PREMIUM                  $   1,000.00
PLANNED ANNUAL PREMIUM         $  12,000.00
PLANNED PREMIUM ON OTHER FREQUENCIES IS AS FOLLOWS:

      SEMIANNUAL                 QUARTERLY                MONTHLY
      ----------                 ---------                -------
     $  6,000.00               $  3,000.00            $  1,000.00

THE MAXIMUM LIMIT FOR PREMIUMS IN ANY POLICY YEAR IS $17,750.00 IF PAYMENT OF A GREATER AMOUNT WOULD INCREASE THE AMOUNT OF INSURANCE WHICH REQUIRES A CHARGE.

-------------------------------------------------------------------------------

SEPARATE ACCOUNT INFORMATION

     THE SEPARATE ACCOUNT REFERRED TO IN THIS POLICY IS MML BAY STATE VARIABLE LIFE SEPARATE ACCOUNT 1.

-------------------------------------------------------------------------------

OTHER  INFORMATION

     THIS IS A NONSMOKER'S POLICY.

     OWNER AND BENEFICIARY - SEE APPLICATION AND OPTION D CONDITIONS ATTACHED TO THIS POLICY

     POLICY NO. FL07 855 030

THE MAXIMUM SURRENDER CHARGE FOR EACH $1,000 OF ANY INCREASE IN SELECTED FACE AMOUNT WILL BE THE INITIAL SURRENDER CHARGE FACTOR AT THE INSURED'S AGE AS OF THE POLICY ANNIVERSARY ON OR IMMEDIATELY PRECEDING THE EFFECTIVE DATE OF THE INCREASE, MULTIPLIED BY THE DURATIONAL FACTOR FOR THE INCREASE.

INITIAL SURRENDER CHARGE FACTORS FOR EACH AGE ARE SHOWN BELOW.


               INITIAL SURRENDER                 INITIAL SURRENDER
INSURED'S        CHARGE FACTOR       INSURED'S    CHARGE FACTOR
AGE               PER $1,000           AGE          PER $1000
---               ----------           ---          ---------
51                     11.53            66              20.15
52                     11.87            67              21.11
53                     12.24            68              22.16
54                     12.63            69              23.29
55                     13.05            70              24.53

56                     13.49            71              25.89
57                     13.96            72              27.37
58                     14.46            73              28.99
59                     15.00            74              30.73
60                     15.59            75  AND OVER    31.30

61                     16.22
62                     16.90
63                     17.63
64                     18.41
65                     19.25

ANNUAL DURATIONAL FACTORS ARE SHOWN BELOW.


YEARS FROM EFFECTIVE DATE
OF INCREASE IN SELECTED       DURATIONAL
       FACE AMOUNT              FACTOR
--------------------------    ----------
           0-10                  1.00
           11                     .90
           12                     .75
           13                     .55
           14                     .30
           15 OR MORE               0

DURATIONAL FACTORS WILL REDUCE UNIFORMLY EACH MONTH BETWEEN THE ANNUAL DURATIONS SHOWN.

BASIS OF COMPUTATION - FOR MAXIMUM MONTHLY MORTALITY CHARGES, MINIMUM ANNUAL INTEREST RATE FOR THE GUARANTEED PRINCIPAL ACCOUNT AND MINIMUM CASH SURRENDER VALUES.

MORTALITY TABLE - COMMISSIONERS 1980 STANDARD ORDINARY NONSMOKER
                  MORTALITY TABLE  -  FEMALE

INTEREST RATE - 4% PER YEAR


POLICY NO.  FL07 855 030



                                 -1- CONTINUED

                   TABLE OF MAXIMUM MONTHLY MORTALITY CHARGES


THESE MAXIMUM MONTHLY MORTALITY CHARGES ARE FOR EACH $1.000 OF INSURANCE WHICH REQUIRES A CHARGE. THESE CHARGES APPLY TO THE ORIGINAL SELECTED FACE AMOUNT OF $500,000, ISSUED ON JUN 26 1995.


POLICY YEAR        MAXIMUM MONTHLY       POLICY YEAR          MAXIMUM MONTHLY
 BEGINNING        MORTALITY CHARGE        BEGINNING          MORTALITY CHARGE
-----------        ---------------       -----------          ---------------
JUN 26 1995           0.37592           JUN 26 2020               3.58552
JUN 26 1996           0.40523           JUN 26 2021               4.02941
JUN 26 1997           0.43959           JUN 26 2022               4.50679
JUN 26 1998           0.47480           JUN 26 2023               5.03160
JUN 26 1999           0.51254           JUN 26 2024               5.62720

JUN 26 2000           0.55114           JUN 26 2025               6.31509
JUN 26 2001           0.58975           JUN 26 2026               7.11783
JUN 26 2002           0.62671           JUN 26 2027               8.05280
JUN 26 2003           0.66621           JUN 26 2028               9.10225
JUN 26 2004           0.71246           JUN 26 2029              10.26689

JUN 26 2005           0.76715           JUN 26 2030              11.53529
JUN 26 2006           0.83619           JUN 26 2031              12.91426
JUN 26 2007           0.92301           JUN 26 2032              14.39531
JUN 26 2008           1.02598           JUN 26 2033              16.00739
JUN 26 2009           1.13753           JUN 26 2034              17.75602

JUN 26 2010           1.25772           JUN 26 2035              19.68512
JUN 26 2011           1.37980           JUN 26 2036              21.86462
JUN 26 2012           1.50291           JUN 26 2037              24.42267
JUN 26 2013           1.63474           JUN 26 2038              27.67145
JUN 26 2014           1.78726           JUN 26 2039              32.32212

JUN 26 2015           1.97000           JUN 26 2040              40.04678
JUN 26 2016           2.19689           JUN 26 2041              55.15920
JUN 26 2017           2.47434           JUN 26 2042  AND LATER   83.33333
JUN 26 2018           2.80204
JUN 26 2019           3.17455





POLICY NO. FL07 855 030               -2-

                    TABLE OF MINIMUM FACE AMOUNT PERCENTAGES

THE MINIMUM FACE AMOUNT ON ANY DATE IS A PERCENTAGE OF THE ACCOUNT VALUE ON THAT DATE. THE PERCENTAGES WHICH APPLY ARE SHOWN BELOW.


POLICY YEAR           MINIMUM FACE       POLICY YEAR       MINIMUM FACE
 BEGINNING         AMOUNT PERCENTAGE      BEGINNING      AMOUNT PERCENTAGE
-----------        -----------------     -----------    -------------------
JUN 26 1995               302%           JUN 26 2020             147%
JUN 26 1996               284%           JUN 26 2021             143%
JUN 26 1997               275%           JUN 26 2022             141%
JUN 26 1998               267%           JUN 26 2023             138%
JUN 26 1999               259%           JUN 26 2024             135%

JUN 26 2000               251%           JUN 26 2025             133%
JUN 26 2001               244%           JUN 26 2026             130%
JUN 26 2002               237%           JUN 26 2027             128%
JUN 26 2003               230%           JUN 26 2028             126%
JUN 26 2004               223%           JUN 26 2029             124%

JUN 26 2005               217%           JUN 26 2030             123%
JUN 26 2006               210%           JUN 26 2031             121%
JUN 26 2007               204%           JUN 26 2032             119%
JUN 26 2008               199%           JUN 26 2033             118%
JUN 26 2009               193%           JUN 26 2034             117%

JUN 26 2010               188%           JUN 26 2035             115%
JUN 26 2011               183%           JUN 26 2036             114%
JUN 26 2012               178%           JUN 26 2037             113%
JUN 26 2013               174%           JUN 26 2038             112%
JUN 26 2014               169%           JUN 26 2039             110%

JUN 26 2015               165%           JUN 26 2040             109%
JUN 26 2016               161%           JUN 26 2041             107%
JUN 26 2017               157%           JUN 26 2042             106%
JUN 26 2018               153%           JUN 26 2043             104%
JUN 26 2019               150%           JUN 26 2044   AND LATER 100%





POLICY NO. FL07 855 030               -3-

                       TABLE OF MAXIMUM SURRENDER CHARGES



                                          THE MAXIMUM
                                           SURRENDER
                  DATE                     CHARGE IS
               -----------                ------------
               JUN 26 1995                  5,765.00
               JUN 26 1996                  5,765.00
               JUN 26 1997                  5,765.00
               JUN 26 1998                  5,765.00
               JUN 26 1999                  5,765.00

               JUN 26 2000                  5,765.00
               JUN 26 2001                  5,765.00
               JUN 26 2002                  5,765.00
               JUN 26 2003                  5,765.00
               JUN 26 2004                  5,765.00

               JUN 26 2005                  5,765.00
               JUN 26 2006                  5,190.00
               JUN 26 2007                  4,325.00
               JUN 26 2008                  3,170.00
               JUN 26 2009                  1,730.00

               JUN 26 2010                      0.00

SURRENDER CHARGES REDUCE UNIFORMLY EACH MONTH BETWEEN THE DATES SHOWN.





POLICY NO. FL07 855 030               -4-

                    TABLE OF MINUMUM ACCOUNT VALUES AFTER WITHDRAWAL



                    FOR POLICY            MINIMUM ACCOUNT VALUE
                  YEAR BEGINNING         REQUIRED AFTER WITHDRAWAL
                  --------------         -------------------------
                   JUN 26 1995               $   8,825.00
                   JUN 26 1996                  17,650.00
                   JUN 26 1997                  26,475.00
                   JUN 26 1998                  35,300.00
                   JUN 26 1999                  44,125.00

                   JUN 26 2000                  52,950.00
                   JUN 26 2001                  61,775.00
                   JUN 26 2002                  70,600.00
                   JUN 26 2003                  79,425.00
                   JUN 26 2004#                 88,250.00

                   JUN 26 2005                  97,075.00
                   JUN 26 2006#                105,900.00
                   JUN 26 2007                 114,725.00
                   JUN 26 2008                 123,550.00
                   JUN 26 2009#                132,375.00

                   JUN 26 2010                 141,200.00
                   JUN 26 2011                 150,025.00
                   JUN 26 2012                 158,850.00
                   JUN 26 2013                 167,675.00
                   JUN 26 2014                 176,500.00

# ANNIVERSARIES NEAREST AGES 60, 62, AND 65

THESE MINIMUMS APPLY TO THE ORIGINAL SELECTED FACE AMOUNT OF $500,000 ISSUED ON JUN 26 1995.

MINIMUM ACCOUNT VALUES FOR POLICY YEARS NOT SHOWN WILL BE FURNISHED ON REQUEST.





POLICY NO. FL07 855 030               -5-

                              OPTION D CONDITIONS


The Definitions and General Provisions on the reverse side of this page are a part of these conditions.

Upon the death of the insured, the proceeds payable under the terms of the policy shall be retained by the Company under Option D, subject to the following conditions.

EQUAL SHARES TO PRIMARY BENEFICIARIES- The entire proceeds shall be the share set aside for the Primary Beneficiary if there is only one Primary Beneficiary living. But if two or more Beneficiaries are living, an equal share of the proceeds shall be set aside for each of them. If any Primary Beneficiary dies after the insured, any amount then payable under the share that was set aside for that Beneficiary shall be set aside in equal shares for the Primary Beneficiaries who are living.

EQUAL SHARES TO SECONDARY BENEFICIARIES- If at any time no Primary Beneficiary is living, the entire amount then payable by the policy shall be the share set aside for the Secondary Beneficiary if there is only one Secondary Beneficiary living. But if two or more Secondary Beneficiaries are living, an equal share shall be set aside for each of them. If any Secondary Beneficiary dies after a share has been set aside for him or her, any amount payable under the share for that Beneficiary shall be set aside in equal shares for the Secondary Beneficiaries who are living.

PAYMENT OPTION- If a share has been set aside for a Beneficiary under Option D, the Beneficiary shall have the right to withdraw the whole or any part of that share. The Beneficiary shall also have the right to elect that his or her share shall be paid under any other payment option (Optional Methods of Settlement) contained in the policy.

WHEN RIGHTS CAN BE EXERCISED- The rights given to a Primary Beneficiary may be exercised at any time after the death of the insured. The rights given to a Secondary Beneficiary may be exercised at any time after the death of the insured and all Primary Beneficiaries.

FINAL PAYMENT- After the death of the insured and all Primary and Secondary Beneficiaries, if the policy designates a Tertiary Beneficiary, any amount then payable by the policy shall be paid in one sum to that Tertiary Beneficiary, if living. If there are two or more Tertiary Beneficiaries, payment shall be made in one sum in equal shares to such of the Tertiary Beneficiaries as are living.

After the death of the insured and all Primary and Secondary Beneficiaries, if there are no Tertiary Beneficiaries then living, payment shall be made in one sum to the estate of whichever of the named Beneficiaries is the last to die. However, if no Beneficiaries had survived the insured, payment shall be made in one sum to the Owner of the policy or the estate of the Owner.

EXCEPTION- Notwithstanding the above conditions, if the policy directs that payment to a class of Beneficiaries be made in one sum, then any amount payable to the Beneficiaries in that class shall be paid in one sum.

                                  DEFINITIONS


Certain words in this designation have special meanings. These words are:

         o   INSURED means "Annuitant" if this policy is an annuity contract.

         o PROCEEDS means the amount payable when the Insured dies. If the policy provides for periodic payments after the Insured dies, "proceeds" means the commuted value of the future payments.

         o   COMPANY means the insurance company that issued this policy.

         o LAWFUL CHILDREN or LAWFUL ISSUE of a person means only the lawful children born to or adopted by that person.

                               GENERAL PROVISIONS

MINORS. Any money payable to a minor will be paid to the legal guardian of the minor. Any right given to a minor can be exercised only by the legal guardian of the minor. But, if provided by this designation or by law, payment will be made to, and any right can be exercised by, someone other than the minor's legal guardian.

POLICY PROVISIONS APPLY. The provisions of "Payment Options" ("Optional Methods of Settlement") of the policy apply to this designation.

PROOF OF LIFETIME OPTIONS. We will not make any payments under the lifetime payment options (Options C, E or F) until we receive satisfactory proof of age for each person on whose life payments depend. If payments depend on the survival of any person, we can require satisfactory proof that the person is still living before making further payments.

WITHDRAWALS. If this designation permits withdrawals of less than the entire proceeds held under Option D or Option A, not more than four withdrawals may be made in any one calendar year. But if this designation permits the entire proceeds to be withdrawn then any balance of the proceeds may be withdrawn at any time.

If a Beneficiary has the right to withdraw the commuted value of Option B payments, he or she shall have the right to place that commuted value under any other payment option (Optional Methods of Settlement).

FINAL PAYMENT. Upon the death of the last person who would have a right to receive option payments, the Company will make a one sum payment to the estate of that person unless otherwise provided. Under Options A and D, this final payment will be any unpaid balance. Under Option B, it will be the commuted value of any future payments. Under Options C and E, it will be the commuted value of any guaranteed future payments. Because Option F provides no guaranteed payments, there will be no one sum final payment.

PROOF OF DECISIONS. The Company must decide matters of fact in administering the terms of this designation. When making these decisions, the Company may require proof satisfactory to it, by affidavit or other written evidence. If the Company makes a decision based on this proof it will have no further liability under the policy in connection with the decision.

TRUSTS AND OTHER AGREEMENTS. The Company is not responsible for carrying out the terms of any trust or any agreement outside of this policy. Its only responsibility is to perform according to the terms of the policy.

                       PART 1. THE BASICS OF THIS POLICY


THE PARTIES INVOLVED - OWNER, INSURED, BENEFICIARY, IRREVOCABLE BENEFICIARY

In this Part we discuss some insurance concepts that are necessary to understand this policy.

The Owner is the person who owns this policy, as shown on our records.

The Insured is the person whose life this policy insures. The Insured may be the Owner of this policy, or someone else may be the Owner.

EXAMPLE:

     You buy a policy that insures your own life and name yourself as Owner. In this case, you are both the Insured and Owner. If you buy a policy that insures your son and name yourself as Owner, then the Insured and Owner are different people.

A Beneficiary is any person named on our records to receive insurance proceeds after the Insured dies. There may be different classes of Beneficiaries, such as primary and secondary. These classes set the order of payment. There may be more than one Beneficiary in a class.

EXAMPLE:

     Debbie is named as primary (first) Beneficiary. Anne and Scott are named as Beneficiaries in the secondary class. If Debbie is alive when the Insured dies, she receives the death benefit. But if Debbie is dead and Anne and Scott are alive when the Insured dies, Anne and Scott receive the death benefit.

Any Beneficiary may be named an Irrevocable Beneficiary. An Irrevocable Beneficiary is one whose consent is needed to change that Beneficiary. Also, this Beneficiary must consent to the exercise of certain other rights.


DATES - POLICY DATE, POLICY ANNIVERSARY DATE, POLICY YEAR, ISSUE DATE, MONTHLY CALCULATION DATE, VALUATION DATE, VALUATION PERIOD, REGISTER DATE


The Policy Date is shown on the Schedule Page. It is the starting point for determining Policy Anniversary Dates and Policy Years. The first Policy Anniversary Date is one year after the Policy Date. The period from the Policy Date to the first Policy Anniversary Date, or from one Policy Anniversary Date to the next, is called a Policy Year.

EXAMPLE:

     The Policy Date is June 10, 19X1. The first Policy Anniversary Date is June 10, 19X2. The period from June 10, 19X1 to June 10, 19X2 is a Policy Year.

The Issue Date is also shown on the Schedule Page. It is the same as the Policy Date. The Issue Date is used to determine the start of the suicide and contestability periods. We discuss contestability below. See "Part 5. The Death Benefit" for a discussion of the suicide exclusion.

The Monthly Calculation Date is the monthly date on which we deduct monthly charges for this policy. The first Monthly Calculation Date is the Policy Date. Subsequent Monthly Calculation Dates are the same day of each month thereafter.

A valuation date is any date on which the New York Stock Exchange (or its successor) is open for trading. A valuation period is the period of time from the end of one valuation date to the end of the next valuation date.

The Register Date is the date on which the first net premium payment for this policy is allocated to the Separate Account or the Guaranteed Principal Account. It is the Valuation Date which is on, or next follows, the latest of:

         o   The Policy Date; or

         o The date on which we receive a completed Part 1 of the application for this policy at our Principal Administrative Office; or

         o The date on which we receive the first premium for this policy at our Principal Administrative Office.


POLICY A LEGAL CONTRACT

This policy is a legal contract between the Owner and us. The entire contract consists of the application and the policy, which includes any riders the policy has. We have issued this policy in return for the application and the payment of the first premium. Any changes or waiver of its terms must be in writing and signed by our Secretary or an Assistant Secretary to be effective.


POLICY IS NOT PARTICIPATING

This policy is "not participating," which means that no dividends are payable on this policy.

REPRESENTATIONS AND CONTESTABILITY

We rely on all statements made by or for the Insured in the application(s). Legally, those statements are considered to be representations and not warranties. We can contest the validity of this policy or any subsequent increases in the Selected Face Amount for any material misrepresentation of a fact. To do so, however, the misrepresentation must have been made in the application, or in a supplemental application to increase the Selected Face Amount, and a copy of the application must have been attached to this policy when issued, or made a part of the policy when changes in the Selected Face Amount become effective.

Except for any increases in the Selected Face Amount, we must bring legal action to contest this policy within two years from its Issue Date. For any increase in the Selected Face Amount, we must bring legal action to contest that increase:

         o Within two years from the effective date of the increase (except for increases provided by any insurability protection type of rider this policy has).

         o Within two years from the Issue Date of the insurability protection type of rider, if the increase is provided by that rider.

MISSTATEMENT OF AGE OR SEX

If the Insured's date of birth or sex as given in the application is not correct, an adjustment will be made. If the adjustment is made when the Insured dies, the death benefit will reflect the amount provided by the most recent mortality charge according to the correct age and sex. If the adjustment is made before the Insured dies, then future monthly deductions will be based on the correct age and sex.

MEANING OF IN FORCE

"In force" means that the insurance provided by this policy has not terminated. This policy will be in force from its Issue Date or, if later, the date the first premium is paid.

PRINCIPAL ADMINISTRATIVE OFFICE

Our Principal Administrative Office is in Springfield, Massachusetts. The address is MML Bay State Life Insurance Company, Springfield, Massachusetts 01111.

                           PART 2. PREMIUM PAYMENTS

Premiums are the payments that may be paid to us to increase the account value of this policy.

THE FIRST PREMIUM

The first premium for this policy is shown on the Schedule Page. This premium is due on the Policy Date. This policy will not be in force until the first premium has been paid.

PLANNED PREMIUMS

The planned annual premium for this policy is shown on the Schedule Page. Planned premiums on other frequencies are also shown on that page. The frequency of planned premiums for this policy is as elected in the application. This frequency may be changed by giving us advance written notice. The planned premium for this policy may be increased by giving us advance written notice. However, evidence of insurability, satisfactory to us, is required for each increase.

We also provide a pre-authorized payment plan. This plan, and any other alternate premium plans we provide, are covered by the rules and rates we set.

The payment of planned premiums on the frequency elected does not guarantee that this policy will continue in force.

PREMIUM FLEXIBILITY AND PREMIUM NOTICES

After the first premium has been paid, there is no requirement that any amount of premium be paid on any date. Subject to the Right To Refund Premiums provision in this Part, while the policy is in force any amount of premium may be paid at any time before the death of the Insured. Each premium paid must be at least $10 or, if greater, the amount needed to prevent termination, as discussed in the Grace Period And Termination provision in Part 3.

We will send premium notices for the planned premium according to the amount and frequency in effect. We will stop sending notices for the planned premium if no premium has been paid for 18 consecutive months. However, if a premium is paid after that time, we will send notices for the planned premium again.

We will also send notice of any premium needed to prevent termination of this policy.

Notices will be sent only while this policy is in force.

WHERE TO PAY PREMIUMS

All premiums are payable to us at our Principal Administrative Office or at the place shown for payment on the premium notice. Upon request, a receipt signed by our Secretary or an Assistant Secretary will be given for any premium payment.

RIGHT TO REFUND PREMIUMS

We have the right to promptly refund any amount of premium paid if application of that premium to the account value would increase the amount of insurance which requires a charge.

This right is limited to premiums paid in a Policy Year which exceed:

         o   The maximum limit shown on the Schedule Page; and

         o   The planned annual premium for this policy.


                     PART 3. ACCOUNTS, VALUES, AND CHARGES

This policy provides that certain values (referred to as the variable account values) are based on the investment performance of the Separate Account and are not guaranteed as to dollar amount. This policy also provides that other values (referred to as the fixed account values) are based on the interest credited to the Guaranteed Principal Account. The account value of this policy is the variable account value plus the fixed account value. This Part gives information about the Separate Account, the Guaranteed Principal Account, and the values and charges connected with them.

NET PREMIUM

Net premium is 92.5% of each premium we receive.

ALLOCATION OF NET PREMIUMS

Each net premium we receive will be allocated among the Guaranteed Principal Account and the divisions of the Separate Account, as directed in the application. This allocation will remain in effect until changed by any later written election satisfactory to us and received at our Principal
Administrative Office. We will allocate the first net premium payment as of the Register Date.

THE SEPARATE ACCOUNT

The Separate Account shown on the Schedule Page is a separate investment account which we have established under Missouri law. This Separate Account has four divisions. They are:

         o THE EQUITY DIVISION. Amounts credited to this division are invested in shares of MML Equity Fund, or its successor. This Fund invests primarily in common stocks and other equity securities.

         o THE MONEY MARKET DIVISION. Amounts credited to this division are invested in shares of MML Money Market Fund, or its successor. This Fund invests primarily in short-term debt instruments.

         o THE MANAGED BOND DIVISION. Amounts credited to this division are invested in shares of MML Managed Bond Fund, or its successor. This Fund invests primarily in fixed-income securities.


         o THE BLEND DIVISION. Amounts credited to this division are invested in shares of MML Blend Fund, or its successor. This Fund may invest in: common stocks and other equity securities; money market instruments and other debt securities with maturities generally not exceeding one year; and bonds and other debt securities with maturities generally exceeding one year.

The values of the assets in the divisions are variable and are not guaranteed. They depend on the investment results of the Separate Account shown on the Schedule Page.

We own the assets of the Separate Account. Those assets will only be used to support variable life insurance policies. A portion of the assets, equal to the reserves and other liabilities of the Separate Account, will not be charged with liabilities that arise from any other business we may conduct. However, we may transfer assets, which exceed the reserves and other liabilities of the Separate Account, to our general account. Income, gains and losses, whether or not realized, from each division of the Separate Account are credited to or charged against that division without regard to any of our other income, gains or losses.

CHANGES IN THE SEPARATE ACCOUNT

We have the right to establish additional divisions of the Separate Account from time to time. Amounts credited to any additional divisions established would be invested in shares of other Funds. For any division, we have the right to substitute new Funds.

We have the right to change the investment policy of any division of the Separate Account with the approval of the Missouri Insurance Commissioner. If required, the process for obtaining approval of a material change from the Missouri Insurance Commissioner will be filed with the insurance supervisory official of the state where this policy is delivered. We will notify the Owner if the Missouri Insurance Commissioner approves any material change.

We have the right to operate the Separate Account as a unit investment trust under the Investment Company Act of 1940 or in any other form permitted by law.

ACCUMULATION UNITS

Accumulation units are used to measure the variable account value of this policy. The value of a unit is determined at the time set by us on each valuation date for valuation of the Separate Account. The value of any unit can vary from valuation date to valuation date. That value reflects the investment performance of the division of the Separate Account applicable to that unit.

PURCHASE OF ACCUMULATION UNITS

The amount of each net premium we receive for this policy for allocation to each division of the Separate Account will be applied to purchase accumulation units for this policy in that division.

Accumulation units will be purchased in any division of the Separate Account at the time set by us on the valuation date which is on or next follows the date the premium is received by us, but not earlier than the Register Date.
However, if any premium is received other than by mail at our Principal Administrative Office after the time set for valuation of the Separate Account, that premium will be deemed to have been received on the next day. Accumulation units will be purchased with the net premium at the unit value on the date of purchase. The number of units purchased will be the amount applied divided by the accumulation unit value on the date of purchase.

EXAMPLE:

     The amount applied is $550. The date of purchase is June 10, 19X4. The accumulation unit value on that date is $10. The number of units purchased would be 55. ($550 divided by $10 = 55). If, instead, the unit value was $11, then the amount applied would purchase 50 units. ($550 divided by $11 = 50).


VARIABLE ACCOUNT VALUE OF POLICY

The variable account value of this policy reflects:

         o The net premiums which are allocated for this policy to the Separate Account;

         o Any amounts transferred into the Separate Account for this policy from the Guaranteed Principal Account;

         o Any transfers and withdrawals from the Separate Account for this policy;

         o Any monthly charges deducted from the Separate Account for this policy; and

         o The net investment experience of the Separate Account for this policy.

Net premiums, transfers, withdrawals, and monthly deductions are all reflected in the variable account value through the purchase or sale of accumulation units. The net investment experience is reflected in the value of the accumulation units. Net premiums and monthly deductions are discussed in this
Part 3. Transfers and withdrawals are discussed in Part 4.

The value of this policy's accumulation units in a division of the Separate Account is equal to the accumulation unit value in that division on the date the value is determined, multiplied by the number of those units in that division. How accumulation unit values are determined is discussed in "Part 7. Notes On Our Computations."

The variable account value of this policy on any date is the total of the values of this policy's accumulation units in each division of the Separate Account.

THE GUARANTEED PRINCIPAL ACCOUNT

The Guaranteed Principal Account is part of our general account. It has no connection with, and does not depend on, the investment performance of the Separate Account.

We have the right to establish additional guaranteed principal accounts from time to time.

FIXED ACCOUNT VALUE OF POLICY

The fixed account value of this policy is the accumulation at interest of:

         o The net premiums which are allocated for this policy to the Guaranteed Principal Account; plus

         o Any amounts transferred into the Guaranteed Principal Account for this policy from the Separate Account; less

         o Any transfers and withdrawals from the Guaranteed Principal Account for this policy; and less

         o Any monthly charges deducted from the Guaranteed Principal Account for this policy.

INTEREST ON FIXED ACCOUNT VALUE

The fixed account value of this policy earns interest at a rate not less than the minimum annual interest rate for the Guaranteed Principal Account shown in the Basis Of Computation section on the Schedule Page. Interest is credited daily to and including the date the fixed account value is determined.

For any fixed account value in excess of an amount equal to any policy loan, the interest rate we use will be the daily equivalent of the greater of:

         o   The minimum annual rate; or

         o   An alternate annual rate established by us.

This alternate annual rate will not be less than the following rate:

         o   The Treasury Bill Index (as discussed below); reduced by

         o Any tax charge which reflects the policy's share of our federal income tax liability.

On the 15th day of March, June, September and December, we determine the Treasury Bill Index to be effective during the period beginning on the first day of the next calendar quarter and ending on the last day of that quarter. The index is equal to the arithmetic average of the discount rates established at the regular weekly auctions of 91-day United States Treasury Bills. Auctions occurring during the period beginning with the 16th day of the last month of the preceding calendar quarter and ending with the 15th day of the last month of the current calendar quarter are used to determine the average.

EXAMPLE:

     On March 15,19X2 we determine that the Treasury Bill Index for the period December 16, 19X1 through March 15, 19X2 is 10.5%. We reduce the index by a tax charge of .5%. The alternate annual rate for the calendar quarter beginning April 1, 19X2 and ending June 30, 19X2 will not be less than 10%.

If the regular auction program for 91-day Treasury Bills is discontinued, we will, with the approval of the insurance supervisory official of the state where this policy was delivered, use a comparable index.

For any fixed account value equal to policy loan, the interest rate we use will be the daily equivalent of the greater of:

         o   The minimum annual rate; or

         o The annual loan interest rate in effect on the previous Monthly Calculation Date less not more than 2%.

ACCOUNT VALUE OF POLICY

The account value of this policy on any date is the variable account value plus the fixed account value, both determined as of that date.

MONTHLY CHARGES

Charges will be deducted from the account value of this policy. The charges are due on each Monthly Calculation Date.

The charges will be taken from the divisions of the Separate Account and from the Guaranteed Principal Account in proportion to the values of this policy in each of those divisions and in the Guaranteed Principal Account (excluding outstanding policy loans). Deductions will be made, and values will be determined, on the valuation date which is on, or next follows, the latest of:

         o   The Register Date; or

         o   The date the deduction is due; or

         o The date we receive the amount of premium needed to prevent termination in accordance with the Grace Period And Termination provision in this Part.

Deductions from the Separate Account are made by selling accumulation units at their value on the date determined above.

We assess monthly charges of three types:

1. ADMINISTRATIVE CHARGE. The amount of this charge will be determined by us. However, it will not be greater than $8.00 per month.

2. MORTALITY CHARGE. The maximum monthly mortality charges for each $1,000 of insurance which requires a charge are shown in the Table(s) Of Maximum Monthly Mortality Charges. There is one table for the original Selected Face Amount and any increases that have the same maximum charges as shown in the table. If any increase in the Selected Face Amount has different maximum charges because it is in a different underwriting classification, those charges will be shown in the table which applies to that increase. If there is more than one table, the maximum charges in the most recent table will apply to the amount of insurance which requires a charge, up to the amount to which that table applies. Maximum charges for any insurance in excess of that amount will be those shown in the next most recent table(s), up to the amount of each table, using the most recent table first.

We have the right to charge less than the maximum charges shown in the table(s). Any change in these charges will apply to all individuals who are in the same class as the Insured. These charges may differ depending on whether or not this policy is in a tax-qualified pension or profit sharing plan.

The amount of insurance which requires a charge is determined as follows. This computation is made as of the date the charge is due. All amounts are computed as of that date.

a. We compute the account value after all additions and deductions other than the deduction of the mortality charge.

b. We determine the greater of the Selected Face Amount in effect or the Minimum Face Amount in effect (as discussed in Part 5). The Minimum Face Amount used here is based on the account value computed in (a) above.

c. We divide the amount of benefit determined in (b) above by 1 plus the monthly equivalent (expressed as a decimal fraction) of the minimum annual interest rate for the Guaranteed Principal Account shown in the Basis Of Computation section on the Schedule Page.

d. We subtract the account value, as computed in (a) above, from the amount determined in (c) above. The result is the amount of insurance which requires a charge.

3. RIDER CHARGE. The monthly charges for any rider are shown in a table of charges for that rider.

GRACE PERIOD AND TERMINATION

If the account value less any policy debt is not enough to cover the monthly charges due on a Monthly Calculation Date, we allow a grace period for payment of the amount of premium needed to increase the account value so that the monthly deduction can be made. This grace period begins on the date the deduction is due. It ends 61 days from that date or, if later, 30 days after we have mailed a written notice to the Owner at the last known address shown on our records. This notice will state the amount needed to increase the account value to cover the charges.

During the grace period, the policy will continue in force. The policy will terminate if we do not receive payment of the required amount by the end of the grace period.


                             PART 4. LIFE BENEFITS

A life insurance policy provides a death benefit if the Insured dies while the policy is in force. There are also rights and benefits that are available before the Insured dies. These "Life Benefits" are discussed in this Part.

POLICY OWNERSHIP

RIGHTS OF OWNER

While the Insured is living, the Owner may exercise all rights given by this policy or allowed by us. These rights include assigning this policy, changing Beneficiaries, changing ownership, enjoying all policy benefits and exercising all policy options.

The consent of any Irrevocable Beneficiary is needed to exercise any policy right except the right to:

         o   Change the frequency of planned premiums.

         o   Change the premium payment plan.

         o   Reinstate this policy after termination.

ASSIGNING THIS POLICY

This policy may be assigned. But for any assignment to be binding on us, we must receive a signed copy of it at our Principal Administrative Office. We will not be responsible for the validity of any assignment.

Once we receive a signed copy, the rights of the Owner and the interest of any Beneficiary or any other person will be subject to the assignment. An assignment is subject to any policy debt. See "Borrowing On This Policy" in this Part for a discussion of policy debt.

CHANGING THE OWNER OR BENEFICIARY

The Owner or any Beneficiary may be changed during the Insured's lifetime. We do not limit the number of changes that may be made. To make a change, a written request, satisfactory to us, must be received at our Principal Administrative Office. The change will take effect as of the date the request is signed, even if the Insured dies before we receive it. Each change will be subject to any payment we made or other action we took before receiving the request.

TRANSFERS OF VALUES

Transfers of values may be made upon written direction satisfactory to us received at our Principal Administrative Office. These transfers are:

         o Transfers of values between divisions of the Separate Account. These transfers will be made by selling all or part of the accumulation units in a division and applying the value of the units sold to purchase units in any other division.

         o Transfers of values from one or more divisions of the Separate Account to the Guaranteed Principal Account. These transfers will be made by selling all or part of the accumulation units in a division and applying the value of the units sold to the Guaranteed Principal Account.

         o Transfers of values from the Guaranteed Principal Account to one or more divisions of the Separate Account. These transfers will be made by applying all or part of the value in the Guaranteed Principal Account to purchase accumulation units in one or more divisions of the Separate Account.

Unit values will be determined as of the valuation date which is on or next follows the date the written direction is received at our Principal Administrative Office.

LIMITATIONS ON TRANSFERS

Transfers of values out of the Guaranteed Principal Account to the Separate Account are limited to one in each Policy Year. Any transfer out of the Guaranteed Principal Account cannot be more than 25% of the fixed account value of this policy on the date the transfer is made.

Up to four transfers will be allowed in any one Policy Year. However, this limitation does not apply to any transfers resulting from a policy loan. In addition, all values may be transferred to the Guaranteed Principal Account at any time.

All transfers made on one Valuation Date will be considered one transfer.

SURRENDERING THIS POLICY AND MAKING WITHDRAWALS

RIGHT TO SURRENDER

This policy may be surrendered for its cash surrender value at any time while the Insured is living. Surrender will be effective on the date we receive this policy and a written surrender request, satisfactory to us, at our Principal Administrative Office. A later effective date may be elected in the surrender request.

CASH SURRENDER VALUE

The cash surrender value is equal to the account value less any surrender charges that apply and less any policy debt. The surrender charge for this policy is the sum of the surrender charges for the original Selected Face Amount and all increases in Selected Face Amount. These charges are shown in the Table(s) Of Maximum Surrender Charges. There are separate tables of surrender charges for any increase(s) in the Selected Face Amount.

The charges shown in these tables are maximum charges. We have the right to charge less than the maximum charges.

MAKING WITHDRAWALS

While the Insured is living, withdrawals may be made on any Monthly Calculation Date after six months from the Policy Date. The request for a withdrawal must be written and satisfactory to us. It must state the Account (or Accounts) from which the withdrawal will be made. For any withdrawal from the Separate Account, the request must also state the division (or divisions) from which the withdrawal will be made.

Withdrawals from the Guaranteed Principal Account will be made by reducing the value in that Account to provide the withdrawal including any withdrawal charge that applies to that withdrawal. Withdrawals from a division (or divisions) of the Separate Account will be made by selling a sufficient number of accumulation units to provide the withdrawal including any withdrawal charge that applies to that withdrawal. Each withdrawal will be subject to the limits set forth below.

         o The minimum amount of a withdrawal (before deducting the withdrawal charge) is $100.

         o A withdrawal charge of 2% of the withdrawal, but not more than $25, will be deducted from the amount of the withdrawal. The charges shown in the Table Of Surrender Charges do not apply to any withdrawal.

         o The account value remaining after a withdrawal must be at least equal to the amount shown in the Table Of Minimum Account Values After Withdrawal.

         o The maximum amount of a withdrawal is the cash surrender value of this policy.

The Selected Face Amount will be automatically reduced by the amount of any withdrawal. However, the surrender charges for this policy will not be reduced as the result of this reduction in the Selected Face Amount.

EXAMPLE:

     You have a Selected Face Amount of $50,000 and an account value of $20,000. You make a withdrawal of $5,000. The account value will be reduced to $15,000 and the Selected Face Amount will be reduced to $45,000.

HOW WE PAY

Any withdrawal made will be paid in one sum. However, if the entire policy is surrendered, the cash surrender value may be paid in one sum, or it may be applied under any payment option elected. See "Part 5. Payment Options".

We may delay paying any surrender or withdrawal value from the Guaranteed Principal Account for up to six months from the date the request is received at our Principal Administrative Office.

We may delay paying any surrender or withdrawal value from the Separate Account during any period that:

         o The New York Stock Exchange is closed, except for normal weekend or holiday closings, or trading is restricted; or

         o The Securities and Exchange Commission determines that a state of emergency exists; or

         o The Securities and Exchange Commission permits us to delay payment for the protection of our policy owners.

If payment is delayed for 30 days or more, we will add interest at an annual rate of 3%.

BORROWING ON THIS POLICY

RIGHT TO MAKE LOANS

After the first Policy Year, loans can be made on the sole security of this policy at any time while the Insured is living. However, the policy must be properly assigned to us before the loan is made. No other collateral is needed. We refer to all outstanding loans plus accrued interest as "policy debt".

EFFECT OF LOAN

A loan is attributed to each division of the Separate Account and to the Guaranteed Principal Account in proportion to the values of this policy in each of those divisions and in the Guaranteed Principal Account (excluding any outstanding policy loans) at the time of the loan. The amount of the loan attributed to each division of the Separate Account will be transferred to the Guaranteed Principal Account. Any such transfer is made by selling accumulation units in the division and applying the value of those units to the Guaranteed Principal Account on the date the loan is made. Any interest added to the loan will be treated as a new loan under this provision.

The amount equal to any outstanding policy loans will be held in the Guaranteed Principal Account, and will earn interest as described in the Interest On Fixed Account Value provision.

MAXIMUM LOAN AVAILABLE

The maximum amount that can be borrowed on any date is determined as follows.

1. We subtract from the account value any surrender charges that would apply if the policy were surrendered on that date.

2. We subtract any policy debt from the amount determined in (1) above. The amount that results from this subtraction is the maximum amount that can be borrowed.

INTEREST

Interest on any loan is at an annual rate of not more than 15%. Subject to this limit, the rate may change from year to year. Each year we will set the rate that will apply for the next Policy Year.

Each year there is a maximum limit on the interest rate we can set. That limit is based on a Published Monthly Average. That Average will be:

         o The Monthly Average of the Composite Yield on Seasoned Corporate Bonds as published by Moody's Investors Service, Inc., or any successor to that Service; or

         o If that Monthly Average is no longer published, a substantially similar average, established by regulation issued by the insurance supervisory official of the state where this policy was delivered.

Subject to the 15% limit mentioned above, the maximum limit is the Published Monthly Average for the calendar month ending two months before the Policy Year begins, or the annual interest rate shown in the Basis Of Computation on the Schedule Page plus 1%, whichever is higher.

EXAMPLE:

     A Policy Year begins on June 10, 19X1. The calendar month ending two months before that date is March. The loan interest rate for the Policy Year beginning June 10, 19X1 will not be greater than the Published Monthly Average for March, 19X1. However, if the Basis Of Computation's annual interest rate (plus 1%) is higher than the Average, then that rate (plus 1%) will be the maximum loan interest rate for that Policy Year.

If the maximum limit for a Policy Year is at least 1/2% higher than the rate in effect for the previous year, we may increase the rate to not more than that limit.

If the maximum limit for a Policy Year is at least 1/2% lower than the rate in effect for the previous year, we must decrease the rate to not more than that limit.

Interest on loans is not due in advance. This interest accrues (builds up) each day and becomes part of the policy debt as it accrues. Interest payments are due on each Policy Anniversary Date. If interest is not paid when due, it will be added to the loan and will bear interest at the rate payable on the loan.

EXAMPLE:

You have a loan of $961.54. The interest due on the Policy Anniversary Date is $38.46. If it is not paid on that date, we will add it to the existing loan. The loan will then be $1,000 and interest will be charged on this amount from then on.

POLICY DEBT LIMIT

Policy debt (including accrued interest) may not equal or exceed the account value less any surrender charges that apply. If this limit is reached, we can terminate this policy. To terminate for this reason we must mail written notice to the Owner and any assignee shown on our records at their last known addresses. This notice will state an amount that will bring the policy debt back within the limit. If we do not receive payment within 31 days after the date we mailed the notice, the account value will be reduced by any surrender charges that apply and this policy will terminate at the end of those 31 days.

REPAYMENT OF POLICY DEBT

All or part of any policy debt may be repaid at any time while the Insured is living. However, policy debt can only be repaid while this policy is in force.

Any repayment of policy debt will be attributed to the Guaranteed Principal Account. Repayments will not result in the transfer of values from the Guaranteed Principal Account to the divisions of the Separate Account.

OTHER BORROWING RULES

We may delay the granting of any loan attributable to the Guaranteed Principal Account for up to six months.

We may delay the granting of any loan attributable to the Separate Account during any period that:

         o The New York Stock Exchange is closed, except for normal weekend or holiday closings, or trading is restricted; or

         o The Securities and Exchange Commission determines that a state of emergency exists; or

         o The Securities and Exchange Commission permits us to delay payment for the protection of our policy owners.

REINSTATING THIS POLICY

WHEN REINSTATEMENT CAN BE MADE

After this policy has terminated, it may be reinstated - that is, put back in force. However, the policy cannot be reinstated if it has been surrendered for its cash surrender value. Reinstatement must be made within 5 years after the date of termination and during the Insured's lifetime.

REQUIREMENTS TO REINSTATE

Evidence of insurability satisfactory to us is required to reinstate. A premium is also required as a cost to reinstate. That premium must be no less than the amount necessary to produce an account value equal to three times the monthly charges due on the Monthly Calculation Date which is on, or next follows, the date of reinstatement.

RIGHT TO INCREASE SELECTED FACE AMOUNT

INCREASES IN THE SELECTED FACE AMOUNT

While this policy is in force, the Selected Face Amount may be increased upon written application. Except for any increase elected under an insurability protection type of rider, evidence of insurability, satisfactory to us, is required for each increase. Any increase must be for at least $15,000, except we may adopt rules which establish a lower minimum.

Any increase elected under any insurability protection type of rider will be effective as directed in that rider. Any other increase in the Selected Face Amount will be effective on the Monthly Calculation Date which is on, or next follows, the date we approve the application.

Mortality charges for each increase elected are determined and deducted from the account value of this policy in accordance with the Monthly Charges provision. These charges will be deducted from the account value beginning on the effective date of the increase. Additional surrender charges will apply for each increase elected.

You have a "right to return" any increase in Selected Face Amount as set forth for a new policy on the cover of this policy. However, this right applies only to the increase and to any premiums paid on or after the date of the application for that increase.

LIMITATIONS ON INCREASES

No increase in the Selected Face Amount can be elected:

         o   Within six months after the Policy Date; or

         o   Within six months after any previous increase; or

         o After the Policy Anniversary Date nearest the Insured's 82nd birthday.

The limitations on increases in the Selected Face Amount do not apply to any increase which is elected in accordance with any insurability protection type of rider this policy has.

EVIDENCE OF INCREASES

If the Selected Face Amount is increased we will send a copy of the application for the increase and an amended Schedule Page reflecting that increase. We will also send any Tables pages that may be required. However, we have the right to require that the policy be sent to us so that the increase can be made.

REPORTS TO OWNER

ANNUAL REPORT

Each year within 30 days after the Policy Anniversary Date we will mail a report to the Owner. There will be no charge for this report. This report will show the account value at the beginning of the previous Policy Year and all premiums paid since that time. It will also show the additions to, and deductions from, the account value during that Year, and the account value, death benefit, cash surrender value, and policy debt as of the current Policy Anniversary Date.

This report will also include any additional information required by applicable law or regulation.

ILLUSTRATIVE REPORT

In addition to the periodic reports, we will, upon request, send an illustrative report of projected values to the Owner. We will not charge a fee for providing an illustrative report on an annual basis. However, if the Owner requests illustrative reports more frequently, we may charge a reasonable fee, but only for those additional reports.


                           PART 5. THE DEATH BENEFIT

The death benefit is the amount of money we will pay when we receive due proof at our Principal Administrative Office that the Insured died while the policy was in force. We discuss the death benefit in this Part.

DEATH BENEFIT

If the Insured dies while this policy is in force, the death benefit is the greater of:

         o   The Selected Face Amount in effect on the date of death; or

         o   The Minimum Face Amount in effect on the date of death;

with the following additions and deductions.

We add that part of any monthly deduction which applies to a period beyond the date of death. We deduct any policy debt outstanding on the date of death. We also deduct any unpaid monthly charges to the date of death.

The Selected Face Amount is shown on the Schedule Page. The Minimum Face Amount is discussed in the provision which follows.

MINIMUM FACE AMOUNT

In order to qualify as life insurance under the federal tax laws in effect on the Issue Date, this policy has a Minimum Face Amount. The Minimum Face Amount on any date is a percentage of the account value on that date. The percentage for each Policy Year is shown in the Table Of Minimum Face Amount Percentages in this policy.

EXAMPLE:

     The Minimum Face Amount is determined on June 10, 19X1. The account value on that date is $50,000. The last Policy Anniversary Date was May 2, 19X1. If the applicable Minimum Face Amount Percentage for the Policy Year beginning May 2, 19XI is 260%, then the Minimum Face Amount is 260% of $50,000, or $130,000.

The Minimum Face Amount increases and decreases directly with changes in the account value. The account value may increase or decrease in accordance with the experience of the Separate Account as discussed in "Part 3. Accounts, Values, And Charges."

WHEN WE PAY

The death benefit will be paid within seven days of the date we receive due proof of the Insured's death, and any other requirements necessary for us to make payment, at our Principal Administrative Office. However, we may delay payment of the death benefit during any period that:

         o The New York Stock Exchange is closed, except for normal weekend or holiday closings, or trading is restricted; or

         o The Securities and Exchange Commission determines that a state of emergency exists; or

         o The Securities and Exchange Commission permits us to delay payment for the protection of our policy owners.

INTEREST ON DEATH BENEFIT

If the death benefit is paid in one sum, we will add interest from the date of death to the date of payment. The amount of interest will be the same as would be paid under Option D of the payment options for that period of time. See "Part 6. Payment Options" for a description of Option D.

If the death benefit is applied under a payment option, interest will be paid from the date of death to the effective date of that option. It will be paid in one sum to the Beneficiary living on that effective date. The amount of interest will be the same as would be paid under Option D for that period of time.

SUICIDE EXCLUSION

Except for any increases in the Selected Face Amount, we will pay a limited death benefit if the Insured commits suicide, while sane or insane, within two years from the Issue Date and while this policy is in force. The limited death benefit will be the amount of premiums paid for this policy, less any policy debt.

For any increases in the Selected Face Amount, we will pay a limited death benefit if the Insured commits suicide, while sane or insane, within two years from the effective date of the increase and while it is in force. The limited death benefit will be the monthly deductions made for that increase. However, if the limited death benefit as described in the preceding paragraph is payable, there will be no death benefit for the increase.

Any limited death benefit will be paid in one sum to the Beneficiary.

                            PART 6. PAYMENT OPTIONS

These are Optional Methods Of Settlement. They provide alternate ways in which payment can be made.

AVAILABILITY OF OPTIONS

All or part of the death benefit or cash surrender value may be applied under any payment option. If this policy is assigned, any amount due to the assignee will be paid in one sum. The balance, if any, may be applied under any payment option.

MINIMUM AMOUNTS

If the amount to be applied under any option for any one person is less than $2,000, we may pay that amount in one sum instead. If the payments under any option come to less than $20 each, we have the right to make payments at less frequent intervals.

DESCRIPTION OF OPTIONS

Our payment options are described below. Any other payment option agreed to by us may be elected.

If the Schedule Page shows that this policy was issued on a unisex rate basis, the female rates shown in the Option C, E and F Tables apply in all cases. The male rates in those tables do not apply to unisex rate policies.


OPTION A

FIXED AMOUNT PAYMENT OPTION. Each monthly payment will be for an agreed fixed amount. The amount of each payment may not be less than $10 for each $1,000 applied. Interest will be credited each month on the unpaid balance and added to it. This interest will be at a rate determined by us, but not less than the equivalent of 3% per year. Payments continue until the amount we hold runs out. The last payment will be for the balance only.

OPTION B

FIXED TIME PAYMENT OPTION. Equal monthly payments will be made for any period selected, up to 30 years. The amount of each payment depends on the total amount applied, the period selected and the monthly payment rates we are using when the first payment is due. The rate of any payment will not be less than shown in the Option B Table.



                                 OPTION B TABLE
             MINIMUM MONTHLY PAYMENT RATES FOR EACH $1,000 APPLIED


                                 MONTHLY          MONTHLY
                         YEARS   PAYMENT   YEARS  PAYMENT

                         1       $84.47     16    $6.53
                         2        42.86     17     6.23
                         3        28.99     18     5.96
                         4        22.06     19     5.73
                         5        17.91     20     5.51

                         6        15.14     21     5.32
                         7        13.16     22     5.15
                         8        11.68     23     4.99
                         9        10.53     24     4.84
                         10        9.61     25     4.71

                         11        8.86     26     4.59
                         12        8.24     27     4.47
                         13        7.71     28     4.37
                         14        7.26     29     4.27
                         15        6.87     30     4.18

OPTION C


LIFETIME PAYMENT OPTION. Equal monthly payments are based on the life of a named person. Payments will continue for the lifetime of that person. The three variations are:

(1) PAYMENTS FOR LIFE ONLY. No specific number of payments is guaranteed. Payments stop when the named person dies.

(2) PAYMENTS GUARANTEED FOR AMOUNT APPLIED. Payments stop when they equal the amount applied or when the named person dies, whichever is later.

(3) PAYMENTS GUARANTEED FOR 5, 10 OR 20 YEARS. Payments stop at the end of the selected guaranteed period or when the named person dies, whichever is later.

The Option C Table shows the minimum monthly payment for each $1,000 applied. The actual payments will be based on the monthly payment rates we are using when the first payment is due. They will not be less than shown in the Table.



                                 OPTION C TABLE
             MINIMUM MONTHLY PAYMENT RATES FOR EACH $1,000 APPLIED

                               PAYMENTS         PAYMENTS GUARANTEED FOR
                 AGE*          FOR LIFE      AMOUNT     5       10     20
             MALE  FEMALE        ONLY       APPLIED   YEARS   YEARS  YEARS
              35     40         $3.30        $3.25    $3.29   $3.28  $3.27
              40     45          3.47         3.41     3.46    3.45   3.43
              45     50          3.69         3.60     3.68    3.67   3.62
              50     55          3.96         3.83     3.95    3.93   3.85
              55     60          4.31         4.13     4.30    4.27   4.14

              60     65          4.77         4.49     4.75    4.70   4.44
              65     70          5.41         4.96     5.38    5.26   4.77
              70     75          6.30         5.56     6.21    5.96   5.07
              75     80          7.50         6.31     7.30    6.77   5.30
              80     85          9.16         7.29     8.72    7.64   5.43

              85                11.48         8.54    10.46    8.44   5.49

          *Age on birthday nearest due date of the first payment. Monthly payment rates for ages not shown will be furnished on request. Monthly payment rates for ages over 85 are the same as those for 85.



OPTION D

INTEREST PAYMENT OPTION. We will hold any amount applied under this option. Interest on the unpaid balance will be paid each month at a rate determined by us. This rate will be not less than the equivalent of 3% per year.

OPTION E

JOINT LIFETIME PAYMENT OPTION. Equal monthly payments are based on the lives of two named persons. While both are living, one payment will be made each month. When one dies, the same payment will continue for the lifetime of the other. The two variations are:

(1) PAYMENTS FOR TWO LIVES ONLY. No specific number of payments is guaranteed. Payments stop when both named persons have died.

(2) PAYMENTS GUARANTEED FOR 10 YEARS. Payments stop at the end of 10 years, or when both named persons have died, whichever is later.

The Option E Table shows the minimum monthly payment for each $1,000 applied. The actual payments will be based on the monthly payment rates we are using when the first payment is due. They will not be less than shown in the Table.



                                 OPTION E TABLE
             MINIMUM MONTHLY PAYMENT RATES FOR EACH $1,000 APPLIED

                          PAYMENTS FOR TWO LIVES ONLY


                      M50      M55    M60     M65     M70     M75
            AGE*      F55      F60    F65     F70     F75     F80
        M       F

        50      55   $3.53   $3.64   $3.72   $3.80   $3.85   $3.89

        55      60    3.64    3.78    3.91    4.03    4.12    4.18
        60      65    3.72    3.91    4.10    4.27    4.42    4.54
        65      70    3.80    4.03    4.27    4.52    4.76    4.97
        70      75    3.85    4.12    4.42    4.76    5.11    5.44

        75      80    3.89    4.18    4.54    4.97    5.44    5.92
        80      85    3.91    4.23    4.63    5.12    5.71    6.36

                        PAYMENTS GUARANTEED FOR 10 YEARS


                      M50      M55    M60     M65     M70     M75
            AGE*      F55      F60    F65     F70     F75     F80
        M       F
        50      55   $3.52   $3.63   $3.71   $3.79   $3.84   $3.88
        55      60    3.63    3.77    3.90    4.02    4.11    4.17
        60      65    3.71    3.90    4.09    4.26    4.41    4.53
        65      70    3.79    4.02    4.26    4.51    4.75    4.94
        70      75    3.84    4.11    4.41    4.75    5.08    5.38

        75      80    3.88    4.17    4.53    4.94    5.38    5.82
        80      85    3.90    4.22    4.61    5.08    5.62    6.19

* Age on birthday nearest the due date of the first payment. Monthly payment rates for ages not shown will be furnished on request. Monthly payment rates for ages over 85 are the same as those for 85.

OPTION F

JOINT LIFETIME PAYMENT OPTION WITH REDUCED PAYMENTS. Monthly payments are based on the lives of two named persons. Payments will continue while both are living. When one dies, payments are reduced by one-third and will continue for the lifetime of the other. Payments stop when both persons have died.

The Option F Table shows the minimum monthly payment for each $1,000 applied. The actual payments will be based on the monthly payment rates we are using when the first payment is due.
They will not be less than shown in the Table.


                         OPTION F TABLE
     MINIMUM MONTHLY PAYMENT RATES FOR EACH $1,000 APPLIED

                M50    M55    M60    M65    M70    M75
    Age*        F55    F60    F65    F70    F75    F80
M          F
50        55  $3.80  $3.94  $4.10  $4.28  $4.47  $4.66
55        60   3.94   4.11   4.30   4.51   4.73   4.96
60        65   4.10   4.30   4.52   4.77   5.05   5.33
65        70   4.28   4.51   4.77   5.08   5.42   5.77
70        75   4.47   4.73   5.05   5.42   5.85   6.30

75        80   4.66   4.96   5.33   5.77   6.30   6.88
80        85   4.86   5.19   5.61   6.13   6.77   7.51

* Age on birthday nearest the due date of the first payment. Monthly payment rates for ages not shown will be furnished on request. Monthly payment rates for ages over 85 are the same as those for 85.

ELECTING A PAYMENT OPTION

To elect any option, we require that a written request, satisfactory to us, be received at our Principal Administrative Office. The Owner may elect an option during the Insured's lifetime. If the death benefit is payable in one sum when the Insured dies, the Beneficiary may elect an option with our consent.

Options for any amount payable to an association, corporation, partnership or fiduciary are available with our consent. However, a corporation or partnership may apply any amount payable to it under Option C, E or F if the option payments are based on the life or lives of the Insured, the Insured's spouse, any child of the Insured, or any other person agreed to by us.

EFFECTIVE DATE AND PAYMENT DATES

The effective date of an option is the date the amount is applied under that option. For a death benefit, this is the date that due proof of the Insured's death is received at our Principal Administrative Office. For the cash surrender value, it is the effective date of surrender.

The first payment is due on the effective date, except the first payment under Option D is due one month later. A later date for the first payment may be requested in the payment option election. All payment dates will fall on the same day of the month as the first one. No payment will become due until a payment date. No part payment will be made for any period shorter than the time between payment dates.

EXAMPLE:

     Monthly payments of $100 are being made to your son on the lst of each month. He dies on the 1Oth. No part payment is due your son or his estate for the period between the 1st and the 1Oth.

WITHDRAWALS AND     If provided in the payment option election, all or part of
CHANGES             the unpaid balance under Options A or D may be withdrawn or applied under any other option.

                    If the cash surrender value is applied under Option A or D, we may delay payment of any withdrawal for up to six months. Interest at the rate in effect for Option D during this period win be paid on the amount withdrawn.

INCOME PROTECTION   To the extent permitted by law, each option payment and any withdrawal shall be free from legal process and the claim of any creditor of the person entitled to them. No option payment and no amount held under an option can be taken or assigned in advance of its payment date, unless the Owner's written consent is given before the Insured dies. This consent must be received at our Principal Administrative
                    Office.

                    PART 7. NOTES ON OUR COMPUTATIONS

                    This Part covers some technical points about this policy.

NET INVESTMENT      For each division of the Separate Account, the Net
FACTOR              Investment Factor for any valuation period is the gross
                    investment rate for that period plus 1.00000000 and minus an asset charge. This asset charge will be not more than .00001094 for each day of a valuation period. The Net
                    Investment Factor may be greater or less than 1.00000000.

                    For each division of the Separate Account, the gross investment rate for any valuation period is equal to:

                      o The net earnings of that division during the valuation period, divided by

                      o The value of the total assets of that division at the beginning of the valuation period.

                    The net earnings of each division are equal to the accrued investment income and capital gains and losses (realized and unrealized) of that division reduced by any amount charged against that division for taxes paid or reserved for by us. The gross investment rate win be determined by us in accordance with generally accepted accounting principles and applicable laws, rules and regulations. This determination shall be conclusive upon the Owner, the Insured, any Beneficiary and any assignee and any other person under this policy.

ACCUMULATION UNIT   The value of an accumulation unit in each division was set
VALUE               at $1.00000000 on the first valuation date selected by us.
                    The value on any date thereafter is equal to the product of the Net Investment Factor for that division for the valuation period which includes that date and the accumulation unit value on the preceding valuation date.

ADJUSTMENTS OF      We have the right to split or consolidate the number of
UNITS AND VALUES    accumulation units credited to the policy, with a
                    corresponding increase or decrease in the unit values. We may exercise this right whenever we consider an adjustment of units to be desirable. However, strict equity will be preserved in making any adjustment. No adjustment will have any material effect on the benefits, provisions or investment return of this policy, or on the Owner, Insured, any Beneficiary, any assignee or other person, or on us.

BASIS OF            The Basis Of Computation is the mortality table and
COMPUTATION         interest rate we use to determine:

                      o  The minimum cash surrender values;
                      o  The maximum monthly mortality charges;
                      o The minimum annual interest earned on the fixed account value of the policy; and
                      o  The minimum payments under Payment Options C, E and F.

                    The Basis Of Computation for the minimum cash surrender values, for the maximum monthly mortality charges and for the minimum interest earned on the fixed account value of the policy is shown on the Schedule Page. The mortality table specified on the Schedule Page applies to amounts in a standard underwriting classification. Appropriate modifications are made to this table for any amount which is not in a standard underwriting classification.

                    In computing the minimum payments under Payment Options C, E and F, we use mortality rates from the 1983 Table "a" with Projection G for 30 years and with female rates set back five years. The interest used is at an annual rate of 3%.


METHOD OF COMPUTING VALUES

                    When required by the state where this policy was delivered, we filed a detailed statement of the method we use to compute the policy benefits and values. These benefits and values are not less than those required by the laws of that state.

                                  ENDORSEMENT

                                MODIFICATION OF
                                   INTEREST

                                   PROVISION

The INTEREST provision in the BORROWING ON THIS POLICY section was changed before this policy was signed by us. This change removes that provision and replaces it with the provision set forth below.

     "Interest on any loan is at an annual rate of not more than 15%. Subject to this limit, the rate may change from year to year. Each year we will set the rate that will apply for the next Policy Year.

     Each year there is a maximum limit on the interest rate we can set. That limit is based on a Published Monthly Average. That Average will be:

     o The Monthly Average of the Composite Yield on Seasoned Corporate Bonds as published by Moody's Investors Service, Inc., or any successor to that Service; or

     o If that Monthly Average is no longer published, a substantially similar average, established by regulation issued by the insurance supervisory official of the state where this policy was delivered.

     Subject to the 15% limit mentioned above, the maximum limit is the Published Monthly Average for the calendar month ending two months before the Policy Year begins, or the annual interest rate shown in the Basis Of Computation on the Schedule Page plus 1%, whichever is higher.

     EXAMPLE: A Policy Year begins on June 10, 19XI. The calendar month ending two months before that date is March. The loan interest rate for the Policy Year beginning June 10, 19XI will not be greater than the Published Monthly Average for March, 19XI. However, if the Basis Of Computation's annual interest rate (plus 1%) is higher than the Average, then that rate (plus 1%) will be the maximum loan interest rate for that Policy Year.

     If the maximum limit for a Policy Year is at least 1/2% higher than the rate in effect for the previous year, we may increase the rate to not more than that limit.

     If the maximum limit for a Policy Year is at least 1/2% lower than the rate in effect for the previous year, we must decrease the rate to not more than that limit.

     Interest on loans is not due in advance. This interest accrues (builds up) each day and becomes part of the policy debt as it accrues. Interest payments are due on each Policy Anniversary Date. If interest is not paid when due, it will be added to the loan and will bear interest at the rate payable on the loan.

     EXAMPLE: You have a loan of $961.54. The interest due on the Policy Anniversary Date is $38.46. If it is not paid on that date, we will add it to the existing loan. The loan will then be $1,000 and interest will be charged on this amount from then on."


                                    MML BAY STATE LIFE INSURANCE COMPANY

                                    /s/ THOMAS J. LOFTUS       Secretary